Exhibit 10.2

SUMMARY OF

VINTAGE PETROLEUM, INC.

COMPLETION BONUS PROGRAM

Effective October 13, 2005, the Board of Directors of Vintage Petroleum, Inc., a Delaware corporation (the “Company”), upon the recommendation of its Compensation Committee, established a completion bonus program for the Company’s Tulsa office employees, including certain executive officers, and expatriate employees who remain with the Company through the closing of the merger of the Company with and into Occidental Transaction 1, LLC, a Delaware limited liability company and wholly-owned subsidiary of Occidental Petroleum Corporation, a Delaware corporation (the “Merger”). The completion bonus is payable at closing of the Merger, and, if the Merger does not occur, no completion bonuses will be paid. Completion bonuses will be paid according to a formula equal to the sum of (i) four months of base pay plus (ii) four weeks of base pay per year of service with the Company. The following executive officers of the Company are not eligible to receive completion bonuses: Charles C. Stephenson, Jr., Chairman of the Board, President and Chief Executive Officer, William C. Barnes, Executive Vice President and Chief Financial Officer, and William L. Abernathy, Executive Vice President and Chief Operating Officer.